EX-FILING FEES

Calculation of Filing Fee Tables

Form F-3

(Form Type)

Akari Therapeutics, Plc

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(2)		Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, par value $0.0001 per share (3)	Rule 457(c)	1,285,506,000	(4)	$0.0017	$2,185,360.20	0.00014760	$322.56
Total Offering Amounts						$2,185,360.20		$322.56
Total Fee Offsets								-
Net Fee Due								$322.56

(1) Ordinary shares may be in the form of American Depositary Shares. American Depositary Shares issuable on deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-185197). Each American Depositary Share represents the right to receive 2,000 ordinary shares.

(2) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder also include such indeterminate number of additional ordinary shares as may from time to time be issued after the date hereof as a result of stock splits, stock dividends, recapitalizations or similar transactions.

(3) Estimated solely for the purposes of calculating the registration fee under Rule 457(c) under the Securities Act, based on the average of the high and low prices for the Company’s ADSs as quoted on the Nasdaq Capital Market on October 17, 2023, adjusted for ADS to Ordinary Share ratio.

(4) Represents the ordinary shares represented by ADSs offered by the selling shareholders issuable upon the exercise of warrants to purchase ADSs issued to the selling shareholders in a private placement.